Exhibit 10.3

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT").  NO INTEREST IN THIS NOTE MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (ii) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT), OR (iii) AN EXEMPTION FROM REGISTRATION UNDER THE ACT WHERE PAYEE HAS FURNISHED TO THE COMPANY AN OPINION OF ITS COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.

GLOBAL REALTY DEVELOPMENT CORP.
12% SENIOR PROMISSORY NOTE

Original Principal Amount: U.S.: $[______].00	Issuance Date: July [__], 2007

FOR VALUE RECEIVED, the undersigned, Global Realty Development Corp., a Delaware corporation (the “Company” or “Payor”), having its executive office and principal place of business at 11555 Heron Bay Boulevard, Suite 200, Coral Springs, Florida 33076, hereby promises to pay to [________________________] (the “Payee”)  located at [______________________                     ] at Payee's address set forth above (or at such other place as Payee may from time to time hereafter direct by notice in writing to Payor), the principal sum of [________________] Dollars ($[________],000), in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts, on the first to occur of the following dates: (i): [________ __], 2007 (180 days after the date of issuance) (the “Maturity Date”) unless extended by the Payor for up to an additional one hundred and eighty (180) days (the “Extended Maturity Date”); (ii) the date on which the outstanding principal amount of this Note is prepaid in full as hereinafter permitted (the “Prepayment Date”); (iii) the date on which the Company raises more than Fifteen Million Dollars ($15,000,000) in equity or debt and financing (exclusive of (a) this offering; (b) the issuance and sale by the Company of up to one hundred million (100,000,000) shares of common stock to Peter Voss or his affiliates (the “Voss Securities”) (c) in connection with any acquisition by the Company of a business, real estate, license or intellectual property right or other asset (including without limitation, a Pachinko parlor business and related license rights and real estate), whether through an acquisition of stock or a merger of any business, assets or technologies (the “Acquisition Securities”)), (the “Funding Date”), and (iv) any other date on which any principal amount of, or accrued unpaid interest on, this Note is declared to be, or becomes, due and payable pursuant to its terms prior to the Maturity Date (the "Acceleration Date").

This Note is being issued in connection with a financing (the “Offering”) by the Company on a “best efforts” no minimum basis, up to a maximum of $6,000,000 of Offering units (each an “Offering Unit”).  Each Offering Unit consists of $1.00 principal amount of 12% Senior Promissory Notes (the “Notes”) and Warrants to purchase three (3) shares of Common Stock (the “Initial Warrants”), to be offered on a “best efforts” basis.  In addition to these Initial Warrants, each Offering Unit includes an additional warrant (the “Additional Warrant”) to purchase one (1) shares of Common Stock for each Offering Unit.  The Additional Warrants are identical in all terms to the Initial Warrants (together, the “Warrants”), except that (i) the Additional Warrants are escrowed with an escrow agent which shall be Richardson & Patel LLP (the “Escrow Agent”) pursuant to an escrow agreement between the Escrow Agent, the Payor and the Payees (the “Escrow Agreement”) and (ii) will be distributed to the undersigned only upon an Event of Default (as defined in Section 6 below), or a Registration Failure (as defined in the Registration Rights Agreement between the Payor and the Payees (the “Registration Rights Agreement”)).  This Offering is being made only to Investors who qualify as “accredited investors” as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

All of the proceeds of the Offering will be used by the Company as disclosed in Schedule A.

This Note is issued pursuant to that certain Note and Warrant Purchase Agreement entered into by and among the Company and the Purchasers described therein, dated as of July    [    ], 2007, as the same may from time to time be amended, modified or supplemented (the “Purchase Agreement”).  The Holder of this Note is subject to certain restrictions set forth in the Purchase Agreement and shall be entitled to certain rights and privileges set forth in the Purchase Agreement.  This Note is one of the Notes referred to as the “Notes” in the Purchase Agreement.

1.	Interest And Payment.

1.1.  The principal amount of this Note outstanding from time to time shall bear simple interest at the annual rate (the "Note Rate") of twelve (12%) percent from the date hereof through the earliest to occur of (i) the Maturity Date; (ii) the Prepayment Date; (iii) the Funding Date or (iv) the Acceleration Date.  In the event the Company extends the Maturity Date, the Note Rate shall increase to sixteen (16%) percent from the original Maturity Date until the Note is paid.

1.2.  Interest accrued on this Note shall be paid in cash on the last day of each month and calculated on the basis of actual days. A Late Fee of 2% per month shall apply if interest is not paid when due.

1.3.  All payments made by the Payor on this Note shall be applied first to the payment of accrued unpaid interest on this Note and then to the reduction of the unpaid principal balance of this Note.

1.4.  In the event that the date for the payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of New York, the time for payment of such amount shall be extended to the next succeeding Business Day (as defined in Section 13 of the Purchase Agreement) and interest at the Note Rate shall continue to accrue on any principal amount so effected until the payment thereof on such extended due date.

2.	Security and Ranking.

2.1.  This Note and such other Notes (the “Notes”) being issued pursuant to the Purchase Agreement shall be senior to all current indebtedness of the Company.  However, the Company shall be permitted to incur up to ten million dollars ($10,000,000) of indebtedness pari passu to the Notes.

2.2.  The Company shall issue a general corporate guarantee in favor of the Notes.

2.3.  The Note Holders (the “Note Holders”) shall have a perfected first lien, including a UCC1 Security Agreement, on the Beach Boys memorabilia collection (the “Beach Boys Collateral”), as described in the appraisal dated July 5, 2007, by Cooper Owen, attached as Exhibit A herein, and the subject of the Beach Boys Memorabilia Purchase Agreement dated the 15th day of April 2007.  The lien, as provided in this Section, shall be established pursuant to the Pledge and Security Agreement (the “Security Agreement”) between the Company and a Collateral Agent for the benefit of the Note Holders.  The lien shall be established simultaneous with the date the Company initially issued the Notes pursuant to the terms of the Purchase Agreement (the “Closing Date”).  No other pledge of the Beach Boys Collateral is permitted.

2.4.  Any subsidiary other than TFM Group, LLC, MJD Films, Inc., and SMS Text Media, Inc. (the “Subsidiaries”) shall be permitted to issue the Acquisition Securities and incur direct indebtedness without limitation.  The lower case term “subsidiary” or “subsidiaries” as used in this Agreement and all other Transaction Documents, is expressly not limited to TFM Group, LLC., MJD Films, Inc., and SMS Text Media, Inc. and includes any and all subsidiaries either currently in existence or that might be created in the future.

3.         Optional Prepayment.  The principal amount of this Note may be prepaid in whole or in part at any time, at the sole election of the Company, on a pro rata basis among the Note Holders without penalty or premium, together with unpaid interest thereon accrued through the Maturity Date or the Extended Maturity Date.  Each partial prepayment of this Note shall first be applied to interest accrued through the Maturity Date and the Extended Maturity Date and then to accrued and unpaid principal.

4.         Mandatory Prepayment.  Upon sale of any or all of the Beach Boys Collateral, the net proceeds from such sale (the “Net Proceeds”) shall be used to repay the Notes pro rata among all the Note Holders.  Net Proceeds shall be the sale price less any transaction, commission or brokerage fees associated with the sale.  Within three (3) Business Days of any such sale, the Company shall give notice to the Collateral Agent of the amount of prepayment, accompanied by a listing of the items sold, their individual sale prices, and any transaction, commission or brokerage fees netted out of the sales proceeds.  Such prepayments shall be made within the sooner of (i) thirty-five (35) days following the date of any such sale or (ii) 5 (five) Business Days of the receipt of payment.  Any sale of the Beach Boys Collateral must be made on commercially reasonable terms to an unrelated entity.  The Collateral Agent Note Holders will promptly cooperate with removal of the UCC1 in connection with any items sold pursuant to this Section.

5.	Covenants of Payor.

Payor covenants and agrees that, so long as this Note remains outstanding and unpaid, in whole or in part:

5.1.  Payor will not sell, transfer or dispose of a material part of its assets or the assets of the Subsidiaries, provided however that this covenant shall not apply to assets held by any other subsidiaries of Payor either currently in existence or that might be created in the future;

5.2.  Payor will not make any loan to any person who is or becomes a shareholder or executive employee of Payor, other than for reasonable advances for expenses in the ordinary course of business;

5.3.  Any cash flow, profits, assets, or earnings of the Subsidiaries may only be used by and among the Subsidiaries and may not be, directly or indirectly, transferred or loaned to any other subsidiary of the Payor.

5.4.  Payor will promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it, its income and profits, or any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Payor or such subsidiary shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Payor or such subsidiary, as the case may be, shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested;

5.5.  Payor will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and substantially comply with all laws applicable to Payor as its counsel may advise;

5.6.  Payor will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition (except for the effects of reasonable wear and tear in the ordinary course of business) and will, from time to time, make all necessary and proper repairs, renewals, replacements, betterments and improvements thereto;

5.7.  Payor will keep adequately insured, by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

5.8.  Payor will, promptly following the occurrence of an Event of Default or of any condition or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, furnish a statement of Payor's Chief Executive Officer or Chief Financial Officer to Payee setting forth the details of such Event of Default or condition or event and the action which Payor intends to take with respect thereto;

5.9.  Payor will, and will cause each of its subsidiaries to, at all times maintain books of account in which all of its financial transactions are duly recorded in conformance with generally accepted accounting principles;

5.10.  Payor and any Subsidiary shall not issue any debt, equity or other instrument which would give the holder thereof, directly or indirectly, rights that are pari passu, senior or superior to any right of the Payee, except as expressly permitted in Section 2 herein.

5.11.  Payor shall not create, incur, assume or suffer to exist any pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, or security interest, mortgage, deed of trust, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction) with respect to the Beach Boys Collateral;

5.12.  Payor and any subsidiary shall not issue any debt, equity or other instrument which would give the holder thereof, directly or indirectly, any rights pari passu, senior or superior to any right of the Payee in or to the Beach Boys Collateral; and

5.13.  The Beach Boys Collateral will be insured for not less than three million three hundred thousand dollars ($3,300,000) by financially sound reputable insurers. Should the total raise under this Offering exceed three million dollars ($3,000,000), then such insurance shall be immediately increased to six million six hundred thousand dollars ($6,600,000).  The Beach Boys Collateral will be stored in an appropriate storage facility designed to accommodate such materials. The current storage location, and an inventory if more than one storage location is used, is attached herein as an appendix.  The Collateral Agent must approve in advance and in writing any planned change in storage location. The Collateral currently located in the United States may not be moved to a storage facility outside of the United States, except for Cooper Owen in the UK. Except as otherwise provided in Section 4 above and Section 5.2 of the Security Agreement, the Beach Boys Collateral shall at all times be a directly held asset of Payor.  The Beach Boys Collateral shall not be sold to, transferred to, or held by any subsidiary of Payor. The use of the term subsidiary in this Section 5.13 is expressly not limited to TFM Group, MJD Films, and SMS Text Media and includes any and all subsidiaries either currently in existence or that might be created in the future.

5.14.  Payor shall establish a Collateral Agent with regard to the Beach Boys Collateral. The Collateral Agent’s responsibilities shall be more fully set forth in a Collateral Agent Agreement, and shall include (i) controlling, supervising and recording all access to the Beach Boys Collateral, (ii) verifying the contents of the Beach Boys Collateral, (iii) supervising and recording the removal of any items for sale, (iv) receiving any funds from sale or insurance collections on the Beach Boys Collateral and redistributing such funds to the Note Holders and Payor under the terms herein and (v) issuing periodic reports to the Note Holders regarding the contents and location of the Beach Boys Collateral.

5.15.  Notwithstanding the foregoing, Payor and any subsidiaries of the Payor shall be permitted to incur indebtedness, including, but not limited to as provided in Section 2 herein, in connection with any financing of the Acquisition Securities, so long as any recourse to Payor is subordinated to the claims of Note Holders.

5.16.  Peter Voss and/or his affiliates shall complete the planned twenty-five million ($25 million) equity investment in the Company at $0.25 per share of Common Stock within fifteen (15) Business Days after the Closing Date.  Common Stock pursuant to this Section (the “Voss Securities”) shall have no registration rights.

5.17.  If the Note is not fully repaid by the Original Maturity Date and the Company completes a private equity or equity-linked financing prior to full repayment of the Note, each Note Holder shall have the right to exchange all or any portion of the unpaid principal amount of its Notes, plus all accrued but unpaid interest thereon, for securities in such financing, provided that the exchange is in compliance with applicable securities laws.  Each Investor shall also have a right of participation with respect to each and every offering of securities that the Company proposes to effect at any time for a period of one (1) year after the Closing Date provided that this Section shall not apply to the Acquisition Securities or the Voss Securities.

5.18.  Sales of Common Stock by insiders and employees shall not be permitted from and after the Closing Date until ninety (90) calendar days following the Effectiveness Date (as defined in Section 2 of the Registration Rights Agreement).  To evidence the foregoing obligation, each officer and director will be required to execute a lock-up agreement at closing.

5.19.  During the period within which the rights represented by the Warrants may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by the Warrants, a sufficient number of shares of authorized but unissued Common Stock, when and as required to provide for the exercise of the rights represented by the Warrants.

6.	Events of Default. Each of the following events shall constitute an "Event of Default":

6.1.  The dissolution of Payor or any vote in favor thereof by the board of directors and shareholders of Payor;

6.2.  Payor makes an assignment for the benefit of creditors, or files with a court of competent jurisdiction an application for appointment of a receiver or similar official with respect to it or any substantial part of its assets, or Payor files a petition seeking relief under any provision of the Federal Bankruptcy Code or any other federal or state statute now or hereafter in effect affording relief to debtors, or any such application or petition is filed against Payor, which application or petition is not dismissed or withdrawn within sixty (60) days from the date of its filing;

6.3.  Payor fails to pay the principal amount, or interest on, or any other amount payable under this Note as and when the same becomes due and payable; except, in the case of a failure to pay any interest when and as due, in which case only if such failure continues for a period of at least ten (10) Business Days;

6.4.  Payor sells all or substantially all of its assets or merges or is consolidated with or into another corporation; other than a merger with or into a publicly traded corporation;

6.5.  A proceeding is commenced to foreclose a security interest or lien in the Beach Boys Collateral, and not cured within (20) twenty days. However, notice must be provided to Note Holders of the commencement of such a proceeding within two (2) Business Days;

6.6.  A final judgment for the payment of money in excess of $5,000,000 is entered against Payor by a court of competent jurisdiction, and such judgment is not discharged (nor the discharge thereof duly provided for) in accordance with its terms, nor a stay of execution thereof procured, within sixty (60) days after the date such judgment is entered, and, within such period (or such longer period during which execution of such judgment is effectively stayed), an appeal therefrom has not been prosecuted and the execution thereof caused to be stayed during such appeal;

6.7.  An attachment or garnishment is levied against the Beach Boys Collateral involving an amount in excess of $500,000 and such levy is not vacated, bonded or otherwise terminated within sixty (60) days after the date of its effectiveness;

6.8.  Payor defaults in the due observance or performance of any covenant, condition or agreement on the part of Payor to be observed or performed pursuant to the terms of this Note (other than the default specified in Section 6.3 above), the Purchase Agreement, the Registration Rights Agreement or the Warrant (the “Warrant”), and such default continues uncured for a period of thirty (30) days then, upon the occurrence of any such Event of Default under this Section and any of the sections above and at any time thereafter, Payee shall have the right (at Payee's option), upon delivery of written notice to Payor which expressly identifies the nature of default under this Section or any of the sections above, to declare the principal of, accrued unpaid interest on, and all other amounts payable under this Note to be forthwith due and payable, whereupon all such amounts shall be immediately due and payable to Payee, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

6.9.  Payor fails to pay the principal amount, or interest on, or any other amount payable under this Note as and when the same becomes due and payable (as specified in Section 6.3 above), then the Company will pay the Payee a default interest rate of two (2%) per month on all amounts due and owing under the Note for each month or part thereof beyond the Maturity Date or the Extended Maturity Date.  The default interest rate is in addition to the Note Rate and shall cease to accrue hereunder as of the date Payor has cured such Event of Default.

6.10.  Any event of default occurs on any other senior indebtedness of Payor or subsidiary indebtedness to which the Payor is a guarantor.  Any default occurs under any indebtedness of the Company, exclusive of the Acquisition Securities, that results in redemption of or acceleration prior to maturity of $2,000,000 or more of such indebtedness in the aggregate.

6.11.  Payor creates, incurs, assumes or suffers to exist any pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, or security interest, mortgage, deed of trust, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction) with respect to the Beach Boys Collateral; or

6.12.  Payor issues any debt, equity or other instrument which would give the holder thereof, directly or indirectly, a right in any asset of Payor that are senior or superior to any right of the Payee in or to such assets, other than as expressly permitted herein.

7.	Replacement Of Note.

7.1.  In the event that this Note is mutilated, destroyed, lost or stolen, Payor shall, at its sole expense, execute, register and deliver a new Note, in exchange and substitution for this Note, if mutilated, or in lieu of and substitution for this Note, if destroyed, lost or stolen.  In the case of destruction, loss or theft, Payee shall furnish to Payor indemnity reasonably satisfactory to Payor, and in any such case, and in the case of mutilation, Payee shall also furnish to Payor evidence to its reasonable satisfaction of the mutilation, destruction, loss or theft of this Note and of the ownership thereof.  Any replacement Note so issued shall be in the same outstanding principal amount as this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been paid, dated the date of this Note.

7.2.  Every Note issued pursuant to the provisions of Section 7.1 above in substitution for this Note shall constitute an additional contractual obligation of the Payor.

8.         Suits for Enforcement and Remedies.  If any one or more Events of Default shall occur and be continuing, the Payee may proceed to (i) protect and enforce Payee's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, (ii) enforce the payment of this Note, or (iii) enforce any other legal or equitable right of Payee.  No right or remedy herein or in any other agreement or instrument conferred upon Payee is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

9.	Unconditional Obligation; Fees, Waivers, Other.

9.1.  The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

9.2.  If, following the occurrence of an Event of Default, Payee shall seek to enforce the collection of any amount of principal of and/or interest on this Note, there shall be immediately due and payable from Payor, in addition to the then unpaid principal of, and accrued unpaid interest on, this Note, all reasonable costs and expenses incurred by Payee in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements.

9.3.  No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver or as an acquiescence in any default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

9.4.  This Note may not be modified or discharged (other than by payment or exchange) except by a writing duly executed by Payor and Payee or as otherwise provided in the Purchase Agreement.

9.5.  Payor hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit, and diligence in taking any action to collect amounts called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times which Payee had or is existing as security for any amount called for hereunder.

10.  Restriction on Transfer.  This Note has been acquired for investment, and this Note has not been registered under the securities laws of the United States of America or any state thereof.  Accordingly, no interest in this Note may be offered for sale, sold or transferred in the absence of registration and qualification of this Note, under applicable federal and state securities laws or an opinion of counsel of Payee reasonably satisfactory to Payor that such registration and qualification are not required.

11.  Most Favored Nation Exchange.  If the Company completes a private equity or equity-linked financing at any time prior to full repayment of the Note, each Investor will have the right to exchange all or any portion of the unpaid principal amount of its Notes, plus all accrued but unpaid interest thereon, for securities in such financing, provided that the exchange is in compliance with applicable securities laws.  In addition, each Investor has the right of participation with respect to each and every offering of securities that the Company proposes to effect at any time for a period of one (1) year after the date herein. However, this Section shall not apply to the Voss Securities and the Acquisition Securities.

12.	Miscellaneous.

12.1.  The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

12.2.  All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail (return receipt requested, postage prepaid), facsimile transmission or overnight courier to the address of the intended recipient as set forth in the preamble to this Note or at such other address as the intended recipient shall have hereafter given to the other party hereto pursuant to the provisions of this Note.

12.3.  This Note and the obligations of Payor and the rights of Payee shall be governed by and construed in accordance with the substantive laws of the State of Florida without giving effect to the choice of laws rules thereof.

12.4.  This Note shall bind Payor and its successors and assigns.

Global Realty Development Corp.
a Delaware corporation

By:	/s/
Name:	Robert D. Kohn
Title:	Chief Executive Officer

Exhibit A

Beach Boys Memorabilia Appraisal dated [________] by Cooper Owen

Schedule A

Debt Funding – Use Of Proceeds Schedule

Re: Halpern Fees
       Escrowed Funds
       MJD Films
       TFM Group – (Loan)
       SMS Text Media, Inc. – Acquisition
       Global – (Fees)

1st  $1,000,000.00

1.	$70,000.00 – Halpern Capital Escrowed Fees = 12% per annum x 6 Months*
2.	$50,000.00 – MJD Films
3.	$300,000.00 – TFM Group (Loan)
4.	$530,000.00 – SMS Text Media, Inc. (Acquisition)
5.	$50,000.00 – Global

2nd  $1,000,000.00

1.	$70,000.00 – Halpern Capital Escrowed Fees = 12% per annum x 6 Months
2.	$300,000.00 – TFM Group (Loan)
3.	$580,000.00 – SMS Text Media Inc. (Acquisition)
4.	$10,000.00 –MJD Films
5.	$40,000.00 - Global

3rd  $1,000,000.00

1.	$70,000.00 – Halpern Capital Escrowed Fees plus interest at 12% per annum (not included in total)
2.	$100,000.00 – TFM Group (Loan)
3.	$780,000.00 – SMS Text Media, Inc. (Acquisition )
4.	$10,000.00 – MJD Films
5.	$40,000.00 – Global

4th  $1,000,000.00

1.	$70,000.00 – Halpern Capital Fees = 7% x $1,000,000.00
2.	$60,000.00 – Escrowed Fees = 12% per annum x 6 Months
3.	$100,000.00 – TFM Group (Loan)
4.	$400,000.00 – SMS Text Media, Inc. (Acquisition)
5.	$370,000.00 – Global

5th  $1,000,000.00

1.	$70,000.00 – Halpern Capital Fees = 7% x $1,000,000.00
2.	$250,000.00 – TFM Group (Loan)
3.	$50,000.00 – MJD Films
4.	$420,000.00 – SMS Text Media, Inc. (Acquisition)
5.	$210,000.00 – Global

6th  $1,000,000.00

1.	$70,000.00 – Halpern Capital Fees = 7% x $1,000,000.00
2.	$250,000.00 – TFM Group (Loan)
3.	$290,000.00 – SMS Text Media , Inc .
4.	$290,000.00 – Global
5.	$100,000.00 – MJD Films

Totals:

1.	$420,000.00 – Halpern Capital Fees (excluding any earned interest)
2.	$220,000.00 – MJD Films
3.	$1,300,000.00 – TFM Group (Loan)
5.	$1,060,000.00 – Global (Fees)
$6,000,000.00

*Note: Halpern Capital will permit the Company to escrow its fees on this transaction and pay them once Halpern Capital raises three million dollars ($3,000,000). All warrants then due to Halpern Capital will also be issued at this time. Following the initial $3,000,000 raised, fees will be paid to Halpern Capital within 5 business days of the Company’s receipt of funds. For convenience, Halpern Capital may permit the company to issue warrants fees less frequently to consolidate documentation.  For any reason, should the total raised by Halpern Capital be less than three million dollars ($3,000,000) and Halpern Capital, in its sole discretion, decides that further funds can not be raised, Halpern Capital may demand full payment of all fees due to it, and the escrow agent shall pay such fees within 5 business days. Fees held by the escrow agent shall accrue interest at 12% per annum. At any time prior to its receipt of the cash portion of its fees, Halpern Capital shall have the right to convert such cash fees into Offering Units, effective the date the fees were earned.